Exhibit 10.2

February 28, 2011

Molecular Insight Pharmaceuticals, Inc.

160 Second Street

Cambridge, Massachusetts 02142

Re: DIP Commitment Letter

Ladies and Gentlemen:

You have informed the financial institutions and funds signatory hereto (collectively, the “Committed DIP Lenders” and each individually, a “Committed DIP Lender”) that Molecular Insight Pharmaceuticals, Inc. (“Borrower”, “you” or “your”) is seeking financing in connection with its reorganization in a case filed on December 9, 2010 under Chapter 11 of the Bankruptcy Code, being case number 10-23355 (the “Case”), in the United States Bankruptcy Court for the District Court of Massachusetts (the “Bankruptcy Court”).

You have requested that the Committed DIP Lenders commit (severally, not jointly and severally) to provide the DIP Financing (as defined below).

1.	Commitments.

Each Committed DIP Lender is pleased to advise you of its commitment, subject to the conditions set forth or referred to in this DIP Commitment Letter (as defined below) to provide debtor-in-possession financing, through a senior secured term loan facility in an aggregate amount not to exceed $10,000,000 (the “DIP Financing”), to Borrower as a debtor and debtor-in-possession, in the Case. Each Committed DIP Lender’s commitment is in respect of the portion of the DIP Financing set forth on Exhibit A hereto. The commitment of each Committed DIP Lender hereunder is subject to (a) the negotiation, execution and delivery of definitive documentation with respect to the DIP Financing (the “Documentation”) in form and substance satisfactory to the Committed DIP Lenders and reflecting the terms and conditions set forth in the debtor-in-possession financing term sheet attached hereto as Annex I (the “DIP Term Sheet” and together with this letter agreement, the “DIP Commitment Letter”) and (b) the satisfaction of all conditions precedent set forth or referred to in the DIP Commitment Letter and in the DIP Term Sheet (collectively, the “Conditions Precedent”). You agree that the closing date of the DIP Financing (the “Closing Date”) shall be a date mutually agreed upon between you and the Committed DIP Lenders, but in any event shall not occur until the Conditions Precedent have been satisfied. Capitalized terms used and not otherwise defined herein shall have their respective meanings set forth in the DIP Term Sheet.

Each Committed DIP Lender reserves the right, prior to or after execution of the Documentation, to syndicate all or a portion of its commitment hereunder to any financial institution or fund that is (a) an affiliate of such Committed DIP Lender or (b) a holder (“Holder”) of the Senior Secured Floating Rate Bonds due 2012 issued by Borrower under the

Indenture, dated as of November 16, 2007, between Borrower and The Bank of New York Trust Company, N.A., or an affiliate of any such Holder (collectively with the Committed DIP Lenders, the “DIP Lenders”).

2.	Compensation.

As consideration for the commitments of the Committed DIP Lenders hereunder with respect to the DIP Financing, you agree to pay, or cause to be paid, to the Committed DIP Lenders the fees set forth in the DIP Term Sheet and in the fee letter of even date herewith addressed to you providing, among other things, for certain fees relating to the DIP Financing the (the “DIP Fee Letter”). Once paid, such fees shall not be refundable under any circumstances.

3.	Information.

You acknowledge that each Committed DIP Lender may, subject to its confidentiality agreements with you, share with its affiliates, and such affiliates may share with such Committed DIP Lender, any information related to you or any of your subsidiaries or affiliates (including in each case information relating to creditworthiness) and the transactions contemplated hereby. You further acknowledge that (a) each Committed DIP Lender and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein or otherwise and (b) no Committed DIP Lender nor any of its affiliates has any obligation to use in connection with the transactions contemplated by this DIP Commitment Letter, or to furnish to you, confidential information obtained by such Committed DIP Lender or its affiliates from other companies.

4.	Termination.

Committed DIP Lenders holding more than fifty (50%) percent of the commitments hereunder may terminate this DIP Commitment Letter, including the commitment of each Committed DIP Lender hereunder, by written notice to you if (a) any covenant or agreement in this DIP Commitment Letter or the DIP Fee Letter is not complied with by you, (b) the board of directors of Borrower has not determined by 4:00 p.m., New York City time, on March 1, 2011, that the Plan of Reorganization is more favorable to Borrower than the transactions contemplated by the Investment Agreement, dated as of December 9, 2010 (as amended from time to time, the “Investment Agreement”), between Borrower and Savitr Capital LLC, (c) Borrower has not terminated the Investment Agreement by 12:00 p.m., New York City time, on March 2, 2011, (d) any event occurs or information becomes available that, in the judgment of such Committed DIP Lenders, results in or is likely to result in the failure to satisfy any condition precedent set forth or referred to in this Commitment Letter or in the DIP Term Sheet, or (e) you have not executed and delivered the Plan Support Agreement, dated as of February 28, 2011, among you and the Holders party thereto (the “Plan Support Agreement”) on the terms set forth therein by 4:00 p.m., New York City time, on March 1, 2011. The commitment of each Committed DIP Lender hereunder shall automatically terminate in the event that the DIP Financing does not occur by April 30, 2011. The provisions contained in Sections 2, 4, 5, 6 and 10 herein and in the DIP Fee Letter shall survive termination of this DIP Commitment Letter (or any portion hereof) or the commitment of each Committed DIP Lender hereunder.

5.	Indemnity; Payment Obligations and Reimbursement.

By your acceptance below, you hereby agree to indemnify and hold harmless each Committed DIP Lender and the other DIP Lenders and their respective affiliates (including, without limitation, controlling persons) and the directors, officers, employees, advisors and agents of the foregoing (each, an “Indemnified Person”) from and against any and all losses, claims, costs, expenses, damages or liabilities (or actions or other proceedings commenced or threatened in respect thereof) that arise out of or in connection with this DIP Commitment Letter, the DIP Fee Letter, the DIP Financing, your restructuring arrangements or any of the transactions contemplated hereby or the providing or syndication of the DIP Financing, and to reimburse each Indemnified Person upon its demand for any out-of-pocket legal or other expenses incurred in connection with investigating, preparing to defend or defending against, or participating in, any such loss, claim, cost, expense, damage, liability or action or other proceeding (whether or not (a) such Indemnified Person is a party to any action or proceeding and (b) any such claim, liability or action or other proceeding is brought by you, your affiliates, or any other person), other than any of the foregoing of any Indemnified Person to the extent determined by a final judgment of a court of competent jurisdiction to have resulted primarily by reason of the gross negligence or willful misconduct of such Indemnified Person. You shall not be liable for any settlement of any such proceeding effected without your written consent (such consent not to be unreasonably withheld or delayed), but if settled with such consent or if there shall be a final judgment for the plaintiff, you shall indemnify the Indemnified Persons from and against any loss or liability by reason of such settlement or judgment subject to your rights in this paragraph to claim exemption from your indemnity obligations. You shall not, without the prior written consent of any Indemnified Person, effect any settlement of any pending or threatened proceeding in respect of which such Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Person, unless such settlement includes an unconditional release of such Indemnified Person from all liability or claims that are the subject matter of such proceeding. None of the Committed DIP Lenders nor any other DIP Lender (nor any of their respective affiliates or other Indemnified Persons) shall be responsible or liable to you or any of your subsidiaries, affiliates or stockholders or any other person or entity for any consequential damages which may be alleged as a result of this DIP Commitment Letter, the DIP Fee Letter, the DIP Financing or the transactions contemplated hereby. In addition, you hereby agree to (a) pay the reasonable legal fees and expenses of Bingham McCutchen LLP, (b) pay the reasonable fees and expenses of The Frankel Group LLC and Barrier Advisors, Inc. and (c) reimburse each of the Committed DIP Lenders and each other DIP Lender, in each case, from time to time upon demand for all reasonable, invoiced out-of-pocket costs and expenses (including, without limitation, printing, reproduction, document delivery, travel and communication costs), in each of clauses (a) through (c), incurred in connection with Borrower’s restructuring and bankruptcy proceedings, the syndication of the DIP Financing, and the preparation, review, negotiation, execution and delivery of this DIP Commitment Letter, the DIP Fee Letter, the Documentation and the administration, amendment, modification or waiver thereof (or any proposed amendment, modification or waiver), whether or not the Closing Date occurs or any Documentation is executed and delivered or any extensions of credit are made under the Documentation.

6.	Confidentiality.

This DIP Commitment Letter is furnished for your benefit, and may not be relied on by any other person or entity without the consent of the Committed DIP Lenders or their advisors. This DIP Commitment Letter is delivered to you on the condition that, except as may be compelled in a judicial or administrative proceeding or as otherwise required by law, neither it, the DIP Fee Letter, nor their contents will be disclosed publicly or privately after it is accepted except (i) to those individuals who are your officers, directors, employees, agents or advisors in connection with their evaluation hereof and thereof, to Kramer Levin Naftalis & Frankel LLP, your bankruptcy counsel, and Riemer & Braunstein LLP, your local counsel in Massachusetts, and to M.M. Dillon & Co., your financial adviser, and then only on the condition that such matters may not, except as required by law, be further disclosed, and (ii) you may disclose the DIP Commitment Letter, its terms and substance (but not the DIP Fee Letter) to any statutory creditors committee in connection with the Case and its professional advisors; provided, that the members of such committee and its professional advisors agree to keep this DIP Commitment Letter and any of the terms or substance thereof strictly confidential in accordance with the terms of this paragraph. Notwithstanding the foregoing, after this DIP Commitment Letter has been accepted by you, you may disclose this DIP Commitment Letter to the Bankruptcy Court and, so long as it is filed under seal, you may also file the DIP Fee Letter with the Bankruptcy Court, in each case as may be required to obtain court approval in connection with any acts or obligations to be taken pursuant to this DIP Commitment Letter or the transactions contemplated hereby, it being understood that any pleadings or filings with respect to this DIP Commitment Letter and the DIP Fee Letter shall be reasonably acceptable. No person, other than the parties signatory hereto, is entitled to rely upon this DIP Commitment Letter or any of its contents.

7.	Individual Status

Each Committed DIP Lender hereby agrees that it is (i) executing and delivering this DIP Commitment Letter in its individual capacity and (ii) making its own determination as to whether to provide its respective commitment set forth herein. Neither the execution and delivery of this DIP Commitment Letter by the Committed DIP Lenders, nor the terms and conditions contained herein, shall provide a basis for the establishment or formation of a “group” under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended. Each Committed DIP Lender disclaims the beneficial ownership of any equity securities and/or derivative securities of Borrower held by any other Committed DIP Lender and its affiliates.

8.	Patriot Act.

Each Committed DIP Lender hereby notifies you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), such Committed DIP Lender may be required to obtain, verify and record information that identifies you, which information includes the name, address, tax identification number and other information regarding you that will allow such Committed DIP Lender to identify you in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act. You agree to provide each Committed DIP Lender, as and when requested by such Committed DIP Lender, with all documentation and other information requested by any Committed DIP Lender to the extent required by bank regulatory authorities under “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act.

9.	Certain Other Provisions.

The DIP Commitment Letter does not purport to include all of the customary representations, warranties, defaults, definitions and other terms which will be contained in the Documentation.

10.	Governing Law, Etc.

This DIP Commitment Letter and the commitment of each Committed DIP Lender shall not be assignable by you without the prior written consent of such Committed DIP Lender, and any purported assignment without such consent shall be void. This DIP Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each Committed DIP Lender and you. This DIP Commitment Letter may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this DIP Commitment Letter by facsimile transmission or other electronic means shall be effective as delivery of a manually executed counterpart of this DIP Commitment Letter. Headings are for convenience only. This DIP Commitment Letter is intended to be for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto, the other DIP Lenders and, with respect to the indemnification provided under the heading “Indemnity,” each Indemnified Person. This DIP Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York without regard to principles of conflicts of law to the extent that the application of the laws of another jurisdiction will be required thereby. ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM OR ACTION ARISING OUT OF THIS DIP COMMITMENT LETTER IS HEREBY WAIVED. You hereby submit to the exclusive jurisdiction of the federal and New York State courts located in The City of New York (and appellate courts thereof) in connection with any dispute related to this DIP Commitment Letter or any of the matters contemplated hereby, and agree that service of any process, summons, notice or document by registered mail addressed to you shall be effective service of process against you for any suit, action or proceeding relating to any such dispute. You irrevocably and unconditionally waive any objection to the laying of such venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum. A final judgment in any such suit, action or proceeding brought in any such court may be enforced in any other courts to whose jurisdiction you are or may be subject by suit upon judgment.

In connection with any enforcement of this DIP Commitment Letter (including the exercise of any termination right hereunder) or any amendment, modification or waiver of any provision of this DIP Commitment Letter that requires the vote or consent of the Committed DIP Lenders, any Committed DIP Lender that has assigned a portion of its commitments hereunder may vote or consent such portion of its commitments as instructed by the assignee pursuant to the terms of the related agreement assigning such portion of its commitments.

Please indicate your acceptance of the terms hereof and of the DIP Term Sheet and the DIP Fee Letter by returning to us executed counterparts of this DIP Commitment Letter and the DIP Fee Letter not later than 4:00 p.m., New York City time, on April 1, 2011.

[Remainder of page intentionally left blank]

Morgan Stanley Senior Funding, Inc.

By:	/s/ Adam Savarese
Name:	Adam Savarese
Title:	Managing Director

Signature Page to DIP Commitment Letter

Highland Crusader Offshore Partners, L.P.

By: Highland Crusader Fund GP, L.P.,

its general partner

By: Highland Crusader GP, LLC,

its general partner

By: Highland Capital Management, L.P.,

its sole member

By: Strand Advisors, Inc., its general partner

By:	/s/ James D. Dondero
Name:	James D. Dondero, President
Title:	Strand Advisors, Inc., General Partner of Highland Capital Management, L.P.

Signature Page to DIP Commitment Letter

Highland Credit Opportunities CDO Ltd. By: Highland Capital Management, L.P., As Collateral Manager By: Strand Advisors, Inc., its General Partner

By:	/s/ James D. Dondero
Name:	James D. Dondero, President
Title:	Strand Advisors, Inc., General Partner of Highland Capital Management, L.P.

Signature Page to DIP Commitment Letter

Taconic Opportunity Fund L.P. By: Taconic Capital Advisors L.P.

By:	/s/ Kevin Kavanagh
Name:	Kevin Kavanagh
Title:	Principal

Signature Page to DIP Commitment Letter

Accepted and Agreed to this
1st day of March 2011

Molecular Insight Pharmaceuticals, Inc.

By:	/s/ Harry Stylli
Name: Harry Stylli
Title: CRO/President

Signature Page to DIP Commitment Letter

Exhibit A

Committed DIP Lender Commitments

Committed DIP Lender	Commitment
Highland Credit Opportunities CDO, Ltd.	$1,442,092.15
Highland Crusader Offshore Partners, LP	$1,523,131.23
Morgan Stanley Senior Funding, Inc.	$5,077,651.54
Taconic Opportunity Fund L.P.	$1,957,125.07
All Committed DIP Lenders	$10,000,000.00

Annex I

DIP Term Sheet

[See attached]

SUMMARY OF TERMS

$10,000,000 Secured Super Priority Debtor-in-Possession Credit Facility

Molecular Insight Pharmaceuticals, Inc.

February 28, 2011

THIS TERM SHEET IS PART OF THE COMMITMENT LETTER, DATED FEBRUARY 28, 2011 (THE “COMMITMENT LETTER”), ADDRESSED TO MOLECULAR INSIGHT PHARMACEUTICALS, INC. BY THE FINANCIAL INSTITUTIONS AND FUNDS SIGNATORY THERETO, AND IS (A) SUBJECT TO THE TERMS AND CONDITIONS OF THE COMMITMENT LETTER AND (B) NOT EXHAUSTIVE AS TO ALL TERMS AND CONDITIONS WHICH WOULD GOVERN ANY PROPOSED DEBTOR-IN-POSSESSION FINANCING.

BORROWER:	Molecular Insight Pharmaceuticals, Inc. (the “Borrower”) as debtor and debtor in possession (the “Debtor”) in a case filed on December 9, 2010 (the “Petition Date”) pursuant to Chapter 11 of the Bankruptcy Code, case number: 10-23355 (the “Case”) in the United States Bankruptcy Court for the District of Massachusetts (the “Bankruptcy Court”).

BONDS AND INDENTURE:	Those senior secured floating rate bonds, due November 2012 (the “Bonds”), issued from time to time by the Borrower pursuant to the Indenture, dated as of November 16, 2007 (the “Indenture”), between the Borrower and The Bank of New York Trust Company, N.A. as trustee and collateral agent (in such capacities, the “Trustee”).

DIP FACILITY:	A multiple draw senior term loan facility (the “DIP Facility”) in an aggregate principal amount not to exceed $10,000,000.

DIP AGENT:	[ ] (in such capacity, the “DIP Agent”).

DIP LENDERS:	Financial institutions and funds which shall initially be the entities identified on Exhibit A to the Commitment Letter and such other lenders as permitted by the terms of the Commitment Letter, this term sheet and the other documentation for the DIP Facility (collectively, the “DIP Lenders”).

TERM/MATURITY DATE:	The DIP Facility shall mature on that date (the “Maturity Date”) which is the earliest of (a) (i) 25 days after the date of the entry of an interim order authorizing the DIP Facility in form and substance reasonably satisfactory to the Required DIP Lenders (the “Interim Order”), if the final order permitting extensions of credit under the DIP Facility in a principal amount not to exceed $10,000,000 (inclusive of the Interim Amount (as defined below)) and in form and substance reasonably satisfactory to the Required DIP Lenders (the “Final Order”) has not been entered by such date, and (ii) May 15, 2011, (b) the effective date of a confirmed plan of reorganization for the Debtor, (c) the date a sale or sales of all or substantially all of the Debtor’s assets is consummated under Section 363 of the Bankruptcy Code, (d) the conversion of the Case to a case under Chapter 7 of the Bankruptcy Code, (e) any action by the Debtor inconsistent with the plan support agreement among the holders of more than 66 2/3% in principal amount of the outstanding indebtedness under the Bonds and constituting more than 50% in number of the Bondholders (the “Required Consenting Bondholders”) and the Debtor (the “Plan Support Agreement”), pursuant to which such holders agree to vote in favor of and/or to otherwise support the Plan of Reorganization (as defined below), (f) the dismissal of the Case, and (g) approval by the Bankruptcy Court of any other debtor-in-possession financing unless (A) in the event that the liens securing indebtedness under any such debtor-in-possession financing are senior to or pari passu with liens securing the obligations under the Indenture but junior to the liens securing the DIP Facility, entry into such financing is consented to by the Required Consenting Bondholders and (B) in the event that the liens securing indebtedness under any such debtor-in-possession financing are senior to or pari passu with the liens securing the DIP Facility, entry into such financing is consented to by both the Required DIP Lenders and the Required Consenting Bondholders. All commitments of the DIP Lenders under the DIP Facility will terminate and all amounts outstanding under the DIP Facility, including, without limitation all premiums, interest, fees and expenses shall be due and payable in full on the Maturity Date.

CLOSING DATE; ADVANCES:	The closing of the DIP Facility shall occur on or after the later of (a) the date of the entry of the Interim Order and (b) the date (which shall be no later than (2) business days after the date of the entry of the Interim Order) that all conditions precedent to the initial extension of credit shall have been satisfied (or shall have been waived in the sole discretion of the DIP Lenders) (the “Closing Date”).

Term loans (the “DIP Term Loans”) shall be advanced in two draws under the DIP Facility:

a.      Initial Draw. Promptly following the receipt of a request from the Borrower on or after the Closing Date but subject to the satisfaction of the conditions precedent described below under the headings “Conditions to Initial Extension of Credit” and “Conditions to both Draws under DIP Facility”, the DIP Lenders will advance an amount not greater than $5,000,000, (such amount, the “Interim Amount”) based on their respective commitments under the DIP Facility.

b.      Delayed Draw. Promptly following the receipt of a request from the Borrower but subject to the satisfaction of the conditions precedent described below under the headings “Conditions to Delayed Draw under DIP Facility” and “Conditions to both Draws under DIP Facility”, the DIP Lenders will advance the remainder of the DIP Facility based on their respective commitments under the DIP Facility.

All such advances will be deposited into the DIP Proceeds Controlled Account (as defined below). DIP Term Loans prepaid or repaid may not be reborrowed.

USE OF PROCEEDS:

The proceeds of the DIP Facility shall be issued to the Borrower and may be used solely in accordance with the terms set forth herein, in the Interim Order, the Final Order and in the Budget (as defined below), subject to variances as described under the heading “Budget Compliance” below.

The “Budget” means a cash flow forecast for a period of 160 days from the Petition Date, which sets forth on a weekly basis cash receipts and disbursements (including, without limitation, line item entries for professional fees and expenses by firm, and the anticipated uses of the DIP Facility), and shall be in form substantially similar to the budget attached hereto as Schedule II. Any updates or changes to the Budget must be reasonably satisfactory to the Required DIP Lenders. The Debtor shall be required to comply with the Budget as provided under the heading “Budget Compliance” below.

INTEREST RATE:	As set forth on Schedule I attached hereto.

FEES:	As set forth on Schedule I attached hereto, and in any fee letters executed by the Borrower in connection herewith.

DEFAULT RATES:	The rate otherwise in effect plus 2.00%. Such additional interest shall accrue from and after the occurrence and continuation of an Event of Default (as defined in the Documentation (as defined below)) and shall be payable in cash on demand by the Required DIP Lenders.

PLAN OF REORGANIZATION AND DISCLOSURE STATEMENT	As used herein, (i) a plan of reorganization for the Debtor that is consistent with the requirements of the Plan Support Agreement and is in form and substance reasonably satisfactory to the Required DIP Lenders with respect to matters not addressed in the Plan Support Agreement shall be referred to as the “Plan of Reorganization” and (ii) and a disclosure statement for the Plan of Reorganization that is consistent with the requirements of the Plan Support Agreement and is in form and substance reasonably satisfactory to the Required DIP Lenders with respect to matters not addressed in the Plan Support Agreement shall be referred to as the “Disclosure Statement”).

SECURITY:	Subject to the Carve Out (as defined below) and liens granted and properly perfected prior to the Petition Date and permitted under the Indenture to be senior in priority to the liens securing the Bonds, all obligations of the Debtor under or in respect of the DIP Facility (i) will be entitled to super priority administrative claim status pursuant to Section 364(c)(1) of the Bankruptcy Code, and (ii) will be secured by a first priority perfected security interest pursuant to Section 364(c)(2) and (c)(3) and Section 364(d) of the Bankruptcy Code, as applicable, in all of the property of the Debtor, whether now owned or hereafter acquired, including, without limitation, the following (collectively, the “DIP Collateral”): (A) all of the existing and after acquired real and personal, tangible and intangible assets of the Debtor, including, without limitation, all cash, cash equivalents, bank accounts, accounts, other receivables, chattel paper, contract rights, inventory (wherever located), instruments, documents, securities (whether or not marketable), equipment, franchise rights, patents, trade names, trademarks, copyrights, intellectual property, general intangibles, investment property (including all capital stock and other equity interests in subsidiaries), supporting obligations, letter of credit rights, money or other assets that now or hereafter come into the possession, custody or control of the DIP Agent or any DIP Lender, commercial tort claims, all proceeds of real property leases, causes of action, and all substitutions, accessions and proceeds of the foregoing (including insurance proceeds), (B) all avoidance power claims and actions under Section 549 of the Bankruptcy Code relating to postpetition transfers of DIP Collateral and any proceeds thereof, and subject to entry of the Final Order, all avoidance power claims or actions under Chapter 5 of the Bankruptcy Code and any proceeds thereof and (C) any unencumbered assets of the Debtor. Subject to entry of the Final Order, the liens securing the DIP Facility and the security interests in the DIP Collateral will not be subject to Sections 510, 549, 550 and 551 of the Bankruptcy Code nor shall the DIP Collateral be surcharged pursuant to Section 506(c) of the Bankruptcy Code.

The term “Carve Out” and the operation of the Carve Out, including limitations on the use of the Carve Out, shall be as set forth in the interim cash collateral order entered by the Bankruptcy Court on December 17, 2010 (the “Interim Cash Collateral Order”) with conforming changes for the DIP Facility as are reasonably required by the Required DIP Lenders.

The challenge period with respect to prepetition claims and liens shall be as set forth in the Interim Cash Collateral Order.

CASH DOMINION:

All of the Debtor’s collections and cash on hand shall be deposited into accounts held by the Borrower at institutions for which the DIP Agent has in place a control agreement satisfactory to the DIP Agent in its sole discretion (the “Cash Controlled Accounts”). So long as no Default (as defined in the Documentation) or Event of Default has occurred under the DIP Facility, the Borrower will be able to withdraw amounts from the Cash Controlled Accounts, to make payments of the types and in the amounts consistent with the Budget.

All the proceeds of the DIP Facility shall be deposited into an account at an institution for which the DIP Agent has in place a control agreement satisfactory to the DIP Agent in its sole discretion (the “DIP Proceeds Controlled Account”, and together with the Cash Controlled Accounts, the “DIP Controlled Accounts”). The Borrower shall only be permitted to withdraw amounts from the DIP Proceeds Controlled Account to make payments of the types and in the amounts consistent with the Budget and use the proceeds as described herein, so long as (a) the amount of the Debtor’s cash in the Cash Controlled Account is not more than $2,000,000 in the aggregate and (b) no Default or Event of Default has occurred under the DIP Facility. Prior to making any withdrawal from the DIP Proceeds Controlled Account, the Borrower shall deliver an officer’s certificate to the DIP Agent certifying as to the amount of cash in the Cash Controlled Account as of such date of withdrawal.

In connection with the foregoing, the Borrower shall seek the entry of appropriate orders (to the extent not already entered), providing for a cash management system and deposit and disbursement accounts and opening of any DIP Controlled Accounts, each in form and substance satisfactory to the DIP Agent and the Required DIP Lenders in their sole discretion. Upon notice to, and consent of, the DIP Agent and the Required DIP Lenders in their sole discretion, the Borrower may open or close any account that is not a DIP Controlled Account.

ADEQUATE PROTECTION PAYMENTS FOR BONDHOLDERS:	Set forth on Schedule III attached hereto.

BUDGET COMPLIANCE:

The Debtor shall not make any disbursements other than those set forth in the Budget; provided, however, that for any week in the Budget, the amounts for each line item may vary so long as the total variance for all costs in each category set forth in the Budget does not exceed 115% (or such other variance amounts as are acceptable to the Required DIP Lenders in their sole discretion) of the total amount set forth in the Budget on a cumulative, aggregate basis measured weekly by categories of costs (i.e., Manufacturing, Clinical, Facilities, Other Operating) as of the close of business on Friday of each week; provided, further, that the fees and expenses for professionals shall not be subject to the variance limit.

The Borrower shall deliver by the end of the second business day of each week, together with the 13 Week Projections (as defined below), the weekly budget report described under the heading “Other Covenants” below

FINANCIAL COVENANTS:	The Debtor will be required to comply with the Budget as provided under the heading “Budget Compliance” above.

OTHER COVENANTS:	Other affirmative and negative covenants appropriate for debtor in possession financing of this size, type and purpose and acceptable to the DIP Lenders, unless otherwise expressly provided below, including, without limitation:

a.      Weekly budget report (in form and substance satisfactory to the Required DIP Lenders) that contains (i) a comparison on a line item and category basis of the preceding week’s actual performance to the Budget, with explanations for any variance by line item and category, (ii) a cumulative comparison on a line item and category basis of each of the immediately preceding weeks’ actual performance to Budget, with explanations for any variance by line item and category, and (iii) such other reports as reasonably requested by the DIP Agent or any of the DIP Lenders.

b.      Usual and customary financial reporting requirements, including monthly financial statement packages, and 13-week cash flow forecast, which sets forth on a weekly basis receipts and disbursements (the “13 Week Projections”), shall be in form substantially similar to the Budget, and shall be in form and substance reasonably satisfactory to the Required DIP Lenders.

c. The Debtor will grant reasonable access and reasonably cooperate with the legal and financial advisors, auditors, appraisers and any other consultants engaged from time to time.

d. Maintenance of properties and insurance, payment of taxes, compliance with laws, licenses, contracts, and permits; preparation of and compliance with Budget; ERISA covenants.

e. Limitations on indebtedness, guarantees, liens (other than permitted liens under the Indenture), investments, loans, mergers, permitted acquisitions, and transactions with affiliates.

f. No dividends or distributions.

g. Limitations on asset sales.

h. Limitation on borrowing any debt, other than the DIP Facility, that is pari passu with or senior to the DIP Lenders or the Bondholders.

i. Limitation on payment of any success, transaction, opinion or similar fee to any financial adviser engaged by the Borrower, except as provided under the Budget.

j. The Debtor shall timely file a motion to approve the Interim Order in the event the Debtor needs to use the DIP Facility as a source of liquidity.

REPRESENTATIONS AND WARRANTIES;	Representations and warranties substantially similar to those made in the draft Exit Credit Agreement (the “Exit Credit Agreement”) attached as Annex B to the Plan Term Sheet attached as Exhibit A to the Plan Support Agreement as modified appropriately for a debtor in possession financing of this size, type and purpose and other representations and warranties appropriate for debtor in possession financing of this size, type and purpose and acceptable to the DIP Lenders, including, but not limited to, the “Accuracy of Information” representation contained in the Exit Credit Agreement.

EVENTS OF DEFAULT:	Events of default appropriate for debtor in possession financing of this size, type and purpose and acceptable to the DIP Lenders, including, without limitation:

a.      Failure to pay interest, principal, or fees under the DIP Facility when due; any representation or warranty in the Documentation is incorrect in any material respect; breach of any affirmative (subject to any applicable grace periods agreed to by the DIP Agent and the DIP Lenders), negative or financial covenant; failure to comply with the Budget, subject to permitted variances; material deterioration in the value of the DIP Collateral; any post-petition judgment in excess of an amount to be agreed or which would divest the Debtor of any assets; the Debtor being enjoined from conducting business; disruption of business operations of the Debtor; material damage to or loss of assets; the appointment in the Case of a Chapter 11 trustee or an examiner with expanded powers, the grant of any super priority administrative expense claim or any Lien which is pari passu with or senior to those of the DIP Agent and the DIP Lenders; any payment of pre-petition debt (other than (i) payments under customary first day orders reasonably acceptable to the Required DIP Lenders, and (ii) other payments as may be approved by the Bankruptcy Court that are reasonably acceptable to the Required DIP Lenders); the Bankruptcy Court’s entry of an order granting relief from the automatic stay or stay to permit foreclosure of security interests in assets of the Debtor of a value in excess of an amount to be agreed; an order terminating exclusivity having been entered (or requested, unless actively contested by the Debtor); any reversal, revocation or modification without the consent of the DIP Agent and the Required DIP Lenders of the Final Order or any other order of the Bankruptcy Court with respect to the Case and affecting the DIP Facility.

b. Failure of the Debtor to file with the Bankruptcy Court the Plan of Reorganization, the Plan Support Agreement and the Disclosure Statement, on or before March 7, 2011.

c. Failure of the Debtor to obtain entry by the Bankruptcy Court of the Final Order within 25 days after the date of the entry of the Interim Order.

d.      Failure of the Debtor to obtain entry by the Bankruptcy Court of an order, in form and substance reasonably satisfactory to the Required DIP Lenders, approving the Plan Support Agreement no later than March 15, 2011 or such other date as closely proximate thereto as possible that can be obtained from the Bankruptcy Court.

e.      Failure of the Debtor to obtain entry by the Bankruptcy Court of an order approving the adequacy of the Disclosure Statement on or before March 22, 2011 or such other date as closely proximate thereto as possible that can be obtained from the Bankruptcy Court.

f.       Failure of the Debtor to (i) commence legal proceedings confirming that the Territory License Agreement, dated September 1, 2009 (as amended, the “BioMedica License Agreement”), between the Debtor and Life Sciences S.A (“BioMedica”), and the Supply Agreement, dated October 19, 2009 (as amended, the “BioMedica Supply Agreement” and, together with the BioMedica License Agreement, the “BioMedica Agreements”) have been properly terminated by the Debtor (with effect as if terminated prepetition) and (ii) file an objection to all claims filed by BioMedica, both no later than March 15, 2011.

g.      Failure of the Debtor, within seven days of the request of the Required Consenting Bondholders (as defined in the Plan Support Agreement), to file a motion with the Bankruptcy Court seeking entry of an order rejecting the Facility Setup and Contract Manufacturing Agreement, dated October 20, 2009, between the Debtor and Eckert & Ziegler Nuclitec GmbH (as amended, the “E&Z Agreement”).

h.      Failure of the Debtor, within seven days of the request of the Required Consenting Bondholders (as defined in the Plan Support Agreement), to file a motion with the Bankruptcy Court seeking entry of an order to restrict trading of equity interests in the Debtor to the extent necessary to preserve the value of the Debtor’s net operating losses.

i.       Failure of the Debtor to obtain entry by the Bankruptcy Court of an order confirming the Plan of Reorganization on or before May 2, 2011 or such other date as closely proximate thereto as possible that can be obtained from the Bankruptcy Court.

j. Failure of the Plan of Reorganization to become effective on or before May 16, 2011.

k.      One or more of the applicable license agreements governing intellectual property necessary for the Debtor’s development, production or sale of Trofex is terminated or is otherwise no longer in effect.

l. There shall have been since September 30, 2010, a Material Adverse Effect (as defined on Schedule IV hereto).

m. Failure of the Debtor to perform or observe covenants set forth herein.

REMEDIES:	In addition to other customary remedies, immediately upon the occurrence and during the continuance of an Event of Default, the DIP Agent may declare all obligations owing under the DIP Facility to be immediately due and payable. Upon the occurrence and during the continuance of an Event of Default and following the giving of 3 business days’ notice to the Borrower and the United States Trustee, the DIP Agent and the DIP Lenders shall have relief from the automatic stay and may (a) (i) sweep any or all of the cash in the DIP Proceeds Controlled Account to prepay the DIP Term Loans and/ or (ii) sweep any or all of the cash in the DIP Controlled Accounts to prepay the DIP Term Loans, and (b) foreclose on all or any portion of the DIP Collateral, collect accounts receivable and apply the proceeds thereof to the obligations, occupy the Debtor’s premises, execute going out-of-business sales or otherwise exercise remedies against the DIP Collateral permitted by applicable nonbankruptcy law, including the right of the DIP Agent and any of its designees to utilize, at no cost or expense, any tradenames, trademarks, copyrights or other intellectual property to the extent necessary or appropriate in order to sell, lease or otherwise dispose of any of the DIP Collateral. During such (3) business day notice period, the Debtor shall be entitled to an emergency hearing with the Bankruptcy Court for the sole purpose of contesting whether an Event of Default has occurred. Unless during such period the Bankruptcy Court determines that an Event of Default has not occurred and/or is not continuing, the automatic stay, as to the DIP Lenders and the DIP Agent, shall be automatically terminated at the end of such notice period and without further notice or order. Upon the occurrence and during the continuance of an Event of Default, in addition to all rights and remedies available to the DIP Lenders at law and in equity and all rights and remedies granted to the DIP Lenders pursuant to the terms of the DIP Order and the Documentation, the Borrower agrees that upon a direction from the Required DIP Lenders, the Borrower shall pursue an immediate sale of the DIP Collateral pursuant to the provisions of Section 363 of the Bankruptcy Code in a manner satisfactory to the Required DIP Lenders and the proceeds of such sale shall be used to pay the obligations owing to the DIP Lenders. The foregoing rights and remedies shall also be available to the Bondholders and the Trustee upon the occurrence and during the continuance of an Event of Default, subject to any requirement in the Interim Cash Collateral Order that the Bankruptcy Court first grant the Bondholders and the Trustee relief from the automatic stay.

VOLUNTARY PREPAYMENTS	The Borrower may repay the DIP Term Loans at any time without premium or penalty upon one business day’s notice to the DIP Agent, provided that each partial repayment shall be made in a minimum amount of $500,000 or multiples of $500,000 in excess thereof, subject to the payment of any applicable fees described on Schedule I and other conditions to be agreed.

MANDATORY PREPAYMENTS:	Unless otherwise agreed by the Required DIP Lenders, mandatory prepayments shall be required to be made from net cash proceeds of any asset dispositions, any settlement or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any DIP Collateral, equity issuances, refund of any tax payments, and incurrence of indebtedness, upon terms to be agreed. If at any time prior to the repayment in full of all obligations arising under the DIP Facility, including subsequent to the confirmation of any plan of reorganization with respect to the Debtor, the Debtor, any trustee, any examiner with enlarged powers or any responsible officer subsequently appointed, shall receive proceeds from a sale of DIP Collateral pursuant to Section 363(b) of the Bankruptcy Code or from a sale of any other DIP Collateral not otherwise permitted under the DIP Facility, all of the cash proceeds derived from such sale shall immediately be turned over to the DIP Agent for the pro rata reduction of the obligations under the DIP Facility until payment in full of the DIP Facility.

CONDITIONS TO INITIAL EXTENSION OF CREDIT:	The obligation to provide the initial extension of credit shall be subject to the satisfaction of conditions, including, without limitation, the following, in each case acceptable to the DIP Agent and the DIP Lenders.

a.      At least 14 days shall have passed (or such shorter period as agreed to in writing by all of the DIP Lenders) since the occurrence of the last to occur of all of the following events (i) the receipt by the DIP Agent and DIP Lenders of a notice from the Debtor, stating that the Debtor intends to use the DIP Facility as a source of liquidity, and (ii) the Debtor’s execution of (A) the Commitment Letter and (B) the fee letter from the DIP Lenders, dated as of February 28, 2011 (the “Fee Letter”).

b. The Debtor shall have executed each of the Commitment Letter, the Fee Letter and the Agent Fee Letter (as defined below) on or before April 1, 2011.

c.      The Bankruptcy Court shall have entered the Interim Order in form and substance consistent with the terms set forth herein and in all other respects reasonably satisfactory to the Required DIP Lenders, authorizing the transactions contemplated by the DIP Facility, the granting of superpriority claim status and the liens of the DIP Agent and the DIP Lenders under the DIP Facility (which liens shall be continuing, valid, binding, enforceable, non-avoidable and automatically perfected and senior in priority to all prepetition liens except for liens permitted under the Indenture to be senior in priority to the liens securing the Bonds), authorizing an extension of credit under the DIP Facility in an aggregate principal amount not greater than the Interim Amount, containing a good faith finding under Section 364(e) of the Bankruptcy Code, which order shall be in full force and effect and shall not have been reversed, modified, amended, stayed (unless otherwise approved by the Required DIP Lenders) or subject to a motion for reargument or reconsideration in a manner that is adverse to the interests of the DIP Lenders. Such Interim Order shall include provisions, in form and substance satisfactory to the Required DIP Lenders, authorizing the continued use of cash and other collateral of the holders of the indebtedness under the Bonds (the “Prepetition Debt”), and, with respect to collateral securing the Prepetition Debt, a waiver of the “equities of the case” provision of Section 552(b) of the Bankruptcy Code, and a finding that Section 551 of the Bankruptcy Code shall not apply to preserve any Lien senior to a Lien securing the DIP Facility or the Prepetition Debt and subject to entry of the Final Order, waivers of any surcharge to the collateral securing the DIP Facility or the Prepetition Debt under Section 506(c).

d.      Negotiation, execution and delivery of a debtor in possession credit facility and other related definitive documents consistent in all material respects with the terms set forth herein and in the Commitment Letter, Fee Letter, and Agent Fee Letter and in all other material respects reasonably satisfactory to the DIP Agent, the Borrower and the DIP Lenders (the “DIP Definitive Documents”) or the incorporation of the material terms thereof into the Interim Order (together with the DIP Definitive Documents, the “Documentation”) containing representations and warranties, conditions, provisions for capital adequacy and additional costs, covenants and events of default, consistent in all material respects with the terms set forth herein and in the Commitment Letter, Fee Letter and Agent Fee Letter and in all other respects reasonably satisfactory to the DIP Agent and the DIP Lenders, including, without limitation, those representations, warranties, covenants and events of default referred to above; completion of all filings and recordings necessary to provide the DIP Agent, for the benefit of the DIP Lenders and the DIP Agent, with perfected liens in the DIP Collateral and of the priority contemplated herein.

e.      The Plan Support Agreement shall have been executed and delivered and shall be in full force and effect and no party thereto shall have withdrawn its support or refused to abide by the terms of the Plan Support Agreement.

f.       A final Cash Collateral Order (as defined below) shall have been approved and entered by the Bankruptcy Court, on or before March 4, 2011, and shall be in form and substance satisfactory to the DIP Agent and the DIP Lenders.

g.      Receipt of satisfactory corporate resolutions and other evidence of appropriate corporate authorization of the proposed DIP Facility.

h.      Satisfactory opinions of counsel from the Debtor’s counsel (including Massachusetts counsel).

i.       There will have been (i) since September 30, 2010, no Material Adverse Effect (as defined on Schedule IV hereto) and (ii) no litigation commenced which challenges the DIP Facility or the Prepetition Debt.

j.       Receipt by the DIP Agent, for the benefit of the DIP Lenders and the DIP Agent, of all fees and expenses due and payable in connection with the Case, the transactions contemplated hereby and the Debtor’s restructuring, including fees and expenses listed in any fee letters executed by the Borrower in connection herewith.

k.      Receipt by (i) the Trustee of all invoiced, accrued and unpaid fees and expenses owed to it under the Indenture, and (ii) Bingham McCutchen LLP (“Bingham”), The Frankel Group LLC (“Frankel”) and Barrier Advisors, Inc. (“Barrier”) of all their respective accrued fees and expenses incurred in connection with the Case, the transactions contemplated hereby and the Debtor’s restructuring, including fees and expenses listed in any fee letters executed by the Borrower in connection with the foregoing, regardless of whether any grace period under the agreements pursuant to which the fees of Bingham, Frankel and Barrier are paid has expired.

l. Receipt by the DIP Agent and the DIP Lenders of the Budget and the most recent weekly budget report.

m. All other orders entered by the Bankruptcy Court shall be in form and substance satisfactory to the Required DIP Lenders.

CONDITIONS TO DELAYED DRAW UNDER DIP FACILITY:	The obligation of the DIP Lenders to provide the delayed draw extension of credit shall be subject to the satisfaction of the following conditions:

a.      The Bankruptcy Court shall have entered, within 25 days after the date of the entry of the Interim Order, the Final Order, in form and substance consistent with the terms set forth herein and in all other respects reasonably satisfactory to the DIP Agent and the Required DIP Lenders, confirming the transactions contemplated by the DIP Facility, the granting of superpriority claim status and the liens of the DIP Agent and the DIP Lenders under the DIP Facility senior in priority to all prepetition liens (except for liens permitted under the Indenture to be senior in priority to the liens securing the Bonds), authorizing an extension of credit under the DIP Facility in an aggregate principal amount not greater than $10,000,000 (inclusive of the Interim Amount), and containing a good faith finding under Section 364(e) of the Bankruptcy Code, which order shall be in full force and effect and shall not have been reversed, modified, amended, stayed (unless otherwise approved by the Required DIP Lenders) or subject to a motion for reargument or reconsideration in a manner that is adverse to the interests of the DIP Lenders.

b. Unless previously negotiated, executed and delivered, if so requested by the DIP Lenders, the DIP Definitive Documents.

CONDITIONS TO BOTH DRAWS UNDER DIP FACILITY:	The obligation of the DIP Lenders to provide each extension of credit (including the initial extension of credit) shall be subject to the satisfaction of the following conditions:
a. No continuing Default or Event of Default shall exist prior or after giving effect to the proposed extension of credit.

b.      Representations and warranties shall be true and correct in all material respects at the date of each extension of credit except to the extent that such representations and warranties expressly relate to a prior date, in which case they shall be true and correct in all material respects as of such earlier date.

c. Receipt of a notice of borrowing from the Borrower.

d. The Borrower shall have paid the balance of all fees and expenses then due and payable as referenced herein.

The request by the Borrower of, and the acceptance by the Borrower of, each extension of credit shall be deemed to be a representation and warranty by the Borrower that the conditions specified above have been satisfied.

VOTING RIGHTS:	The consent of the DIP Agent and the Required DIP Lenders shall be required for amendments and waivers (including, without limitation, any waiver of any condition precedent), and the following items, among other customary items, shall require (a) the consent of each DIP Lender to increase its commitment; (b) the consent of each DIP Lender directly affected thereby to (i) decrease interest rates or fees, or (ii) extend the final maturity; and (c) the consent of each DIP Lender to (i) release any substantial portion of the DIP Collateral (other than permitted asset sales and use of cash collateral), or (ii) change the percentage constituting Required DIP Lenders. “Required DIP Lenders” means at any time DIP Lenders holding more than fifty percent (50%) of the sum of the outstanding principal amount of the DIP Term Loans and the undrawn commitments under the DIP Facility at such time.

INDEMNIFICATION:	The Documentation shall provide that the Borrower agrees to indemnify and hold the DIP Agent (solely in its capacity as DIP Agent under the DIP Facility) and the DIP Lenders (solely in their capacity as DIP Lenders under the DIP Facility) and their respective shareholders, directors, agents, officers, subsidiaries and affiliates harmless from and against any and all damages, losses, settlement payments, obligations, liabilities, claims, actions or causes of action, and reasonable costs and expenses incurred, suffered, sustained or required to be paid by an indemnified party by reason of or resulting from the DIP Facility, this term sheet, the transactions contemplated hereby or any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any of such indemnified persons is a party thereto, except to the extent resulting from the gross negligence or willful misconduct of the indemnified party as finally determined by a final non-appealable order of a court of competent jurisdiction. The indemnity includes indemnification for the DIP Agent exercising discretionary rights granted under the DIP Facility. In all such litigation, or the preparation therefor, the DIP Agent and the DIP Lenders shall be entitled to select their own counsel and, in addition to the foregoing indemnity, the Debtor agrees to pay promptly the reasonable fees and expenses of such counsel.

GOVERNING LAW:	The State of New York.

EXPENSES:	Legal, accounting, collateral examination, monitoring and appraisal fees, financial advisory fees, and other out of pocket expenses of the DIP Agent and the DIP Lenders in connection with the DIP Facility will be paid by the Borrower, whether or not the transactions contemplated hereby are consummated.

ASSIGNMENT	Each DIP Lender may assign all or a portion of its rights and obligations under this term sheet, provided, however, that (i) such assignment shall be made to a Bondholder or any of its affiliates, or (ii) to any assignee (other than a Bondholder or any of its affiliates) if upon such assignment, such DIP Lender (x) makes a contemporaneous assignment of its pro rata portion of the Bonds to such assignee, or (y) obtains the consent of the Required DIP Lenders to such assignment.

Schedule I

Interest Rate

Interest Rate:	A rate per annum equal to 17.5%, due and payable in arrears (a) in kind on the last day of each month prior to the Maturity Date and (b) in cash on the Maturity Date.

Fees

Unused Fee:	A fee in an amount equal to 1.0% of the average daily undrawn amount of the DIP Facility shall be fully earned and payable quarterly in arrears and on the date of the termination of the commitments of the DIP Lenders under the DIP Facility.

Agency Fee:	An agency fee in an amount and subject to the provisions of the fee letter to be entered into between the DIP Agent and the Debtor, in form and substance satisfactory to each of the DIP Agent, the Borrower and the Required DIP Lenders (the “Agent Fee Letter”), shall be payable as set forth therein.

Other Fees:	Other fees as set forth in the Fee Letter.

Schedule II

Form of Budget

To be attached in form and substance reasonably satisfactory to the Required DIP Lenders.

Schedule III

ADEQUATE PROTECTION PAYMENTS FOR BONDHOLDERS:	Adequate protection for any diminution in value of the collateral of the Bondholders and the Trustee under the Indenture and the other Financing Documents (as defined in the Indenture) shall be as set forth in the Interim Cash Collateral Order with conforming changes for the DIP Facility as are reasonably required by the Required DIP Lenders.

Schedule IV

MATERIAL ADVERSE EFFECT:	Any change, effect, occurrence or development that, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on (a) the business, condition (financial or otherwise), operations, performance or properties of the Debtor and its subsidiaries, taken as a whole, (b) the ability of the Debtor to perform its obligations under the credit documents or (c) the legality, validity, binding effect or enforceability against the Debtor of any credit document to which it is a party; provided, however, that the term “Material Adverse Effect” does not, and shall not be deemed to, include, either alone or in combination, any changes, effects, occurrences or developments: (i) resulting from general economic or business conditions in the United States or any other country in which the Debtor and its subsidiaries have operations, or the worldwide economy taken as a whole; (ii) affecting the Debtor in the industry or the markets where the Debtor operates (except to the extent such change, occurrence or development has a disproportionate adverse effect on the Debtor and its subsidiaries relative to other participants in such industry or markets, taken as a whole); (iii) resulting from any changes (or proposed or prospective changes) in any law or in GAAP or any foreign generally accepted accounting principles; (iv) in securities markets, interest rates, regulatory or political conditions, including resulting or arising from acts of terrorism or the commencement or escalation of any war, whether declared or undeclared, or other hostilities; (v) resulting from any delisting of the Debtor’s equity interests from NASDAQ; (vi) resulting from the negotiation, announcement or performance by the Debtor of its obligations under the Documentation, including, but not limited to the announcement of the identity of the DIP Lenders or contemplated equity holders of the reorganized Debtor under the Plan of Reorganization or any communication by the Debtor or any of the DIP Lenders of any plans or intentions regarding the operation of the Debtor’s business, prior to or following the Closing Date; (vii) resulting from any act or omission of the Debtor required by the terms of the DIP Facility, or otherwise taken with the prior consent of the Required DIP Lenders or the DIP Agents; (viii) resulting from the filing of the Case; (ix) resulting from the resignation or other termination of any employee of the Debtor or any of its subsidiaries primarily as a result of any matter described in the foregoing clause (vi); (x) only to the extent the Debtor commences legal proceedings to confirm the termination of the BioMedica Agreements in accordance with the Plan of Reorganization, resulting or arising from the disputes between the Debtor and BioMedica relating to BioMedica’s obligations under the BioMedica Agreements; (xi) resulting or arising from the termination or rejection of the E&Z Agreement, provided that such termination or rejection, as the case may be, occurs at the direction of the Required Consenting Bondholders (as defined in the Plan Support Agreement); or (xii) arising from the Additional MAE Carve-Outs.

ADDITIONAL MAE CARVE-OUTS:

1. Resignations of the following officers of the Debtor:

Daniel L. Peters -- Chief Executive Officer

Charles H. Abdalian, Jr. — Chief Financial Officer

Paul Granger – VP, General Counsel and Secretary (currently providing services to the Debtor as consultants as of December 9, 2010)

Mike Ellen – VP and Controller (currently providing services to the Debtor as consultants as of December 9, 2010)

Peter Monson – Director of Finance (currently providing services to the Debtor as consultants as of December 9, 2010)

2. The Debtor notified various clinical centers that it had suspended the enrollment of patients for Azedra trial.

3. Any disputes or claims that may be asserted by David S. Barlow alone or with the following persons as a group:

Ann M. Barlow, the James W. Poitras Revocable Trust, the Patricia T. Poitras Revocable Trust, Charles F. Doe, Phillip Magiera, Meythaler Investment Partners LLC, Meythaler Investors LLC, Dana G. Doe, Edward W. Poitras, William F. Leisman, III, Richard Simon, the Barlow Irrevocable Trust 2004, the Barlow Family IRR TST 2005, Keith Krehbiel, Patricia Simon, Peter M. Barlow, Gladys L. Barlow, the Doe Dynasty Trust, Kenneth A. Johnston, Anthony J. Khuri, Jack L. Barlow, John C. Otsuki, Barry L. Weisman, the Kenneth A. Johnston Trust, Michele J. Fishel, Peter Nordblom and James R. Warner.

4. Pending lawsuit filed by Lavi Industrial & Medical Agencies Ltd. against the Debtor.